SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Nuveen Global High Income Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Thomas H. McGlade

Abul Rahman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

FELLOW SHAREHOLDERS – NOW IS THE TIME TO VOTE FOR CHANGE

Over the next few weeks, you will be asked to make a very important decision regarding your investment in Nuveen Global High Income Fund (Ticker: JGH).

Nuveen has become the poster child of the closed-end fund industry for ESG Violations (Environmental, Social, and Corporate Governance), abusing corporate governance principles to keep investors trapped in a high fee investment.

On October 5, 2020, Nuveen unilaterally amended the by-laws of your investment to implement a series of changes. For guidance on whether or not you should support Nuveen’s or Saba’s nominees, let’s look at how these changes compare to the recommendations from Nuveen’s very own Proxy Voting Guidelines (February, 2021).

Nuveen Proxy Voting Guidelines	Nuveen’s Action on Your Investment

One Share, One Vote. Shareholders should have the right to vote in proportion to their economic stake in the company. The board should not create multiple classes of common stock with disparate or “super” voting rights, nor should it give itself the discretion to cap voting rights that reduce the proportional representation of larger shareholdings.

If voting rights of the beneficial owners of Common Shares acquired in a Control Share Acquisition are not authorized pursuant to Section 9.4(b): such beneficial owner shall not be “entitled to vote” such Common Shares and such Common Shares held by such beneficial owner shall not be

“entitled to vote” on any matters

Director Election Process. A publicly traded operating company’s charter or bylaws should dictate that directors be elected annually by a majority of votes cast.

with respect to a Contested Election the affirmative vote of a majority of the Shares outstanding and entitled to vote with respect to such matter at such meeting shall be the act of Shareholders with respect to such matter

Bylaw and Charter Amendments. Shareholders should have the right to approve any provisions that alter fundamental shareholder rights and powers. This includes poison pills and other antitakeover devices. We believe that antitakeover measures should be limited by reasonable expiration periods.

On October 5, 2020 Nuveen unilaterally implemented multiple anti-takeover measures without the approval of shareholders.

We believe Nuveen’s self-interested action to unilaterally amend the bylaws to strip voting rights from certain shareholders is a clear breach of federal law. We filed a complaint in federal court against the fund, other Nuveen funds who took similar actions and their respective boards of trustees seeking the court to permanently enjoin Nuveen from applying the vote- stripping amendment.

Further, by letter to the Fund dated February 3, 2021, Saba has objected to the voting standard set forth in the October 5, 2020 Amended By-Laws (as defined below), which purportedly increased the voting threshold required for replacing trustees from a simple plurality vote to the affirmative vote of a majority of all outstanding shares. Saba contends that such a standard is unlawful, and deprives shareholders of their right to elect and replace the trustees in the Fund.

It’s incumbent on all of us to send a message that Nuveen – a firm with $1 trillion under management – cannot trap its investors, big or small, in high-fee, poorly performing funds. As one of the largest investor in JGH, our interests are fully aligned with yours.

Please vote the GOLD proxy card today.